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                                                                    EXHIBIT 8.01

           SMITH, ANDERSON, BLOUNT, DORSETT, MITCHELL & JERNIGAN, LLP
                                     Lawyers
                         2500 First Union Capitol Center
                          Raleigh, North Carolina 27601
                               Phone: 919-821-1220
                                Fax: 919-821-6800


                              _______________, 1999


FNB Financial Services Corporation
202 South Main Street
Reidsville, North Carolina  27320

                  AGREEMENT AND PLAN OF REORGANIZATION AND MERGER DATED AS OF MAY 28, 1999 BY AND AMONG FNB FINANCIAL SERVICES CORPORATION, FNB ACQUISITION SUB, F.S.B. (IN ORGANIZATION) AND BLACK DIAMOND SAVINGS BANK, F.S.B.

Gentlemen:

         We have acted as counsel to FNB Financial Services Corporation ("FNB"), a North Carolina corporation, in connection with the proposed merger (the "Merger") of FNB Acquisition Sub, F.S.B. (in organization) ("Sub"), a federal savings bank wholly owned by FNB, with and into Black Diamond Savings Bank, F.S.B., a federal savings bank ("Black Diamond") pursuant to the terms of the Agreement and Plan of Reorganization and Merger dated as of May 28, 1999 (the "Merger Agreement") by and among FNB, Black Diamond and Sub. This opinion is being rendered pursuant to Section 5.1(E) of the Merger Agreement. All capitalized terms, unless otherwise specified, have the meaning assigned to them in the Merger Agreement.

         In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Merger Agreement, the Registration Statement and such other documents as we have deemed necessary or appropriate in order to enable us to render the opinion expressed below. In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such copies.

         In rendering the opinion set forth below, we have relied, with your permission, upon certain written factual representations of FNB, Sub and Black Diamond dated as of the date of this letter. We have assumed that any representation or statement made in connection with such representations that is made "to the best of knowledge" or similarly qualified is correct without such qualification. We have also assumed that when a person or entity making a representation has represented that such person or entity either is not a party to or does not have, or is not aware of, any plan or intention, understanding or agreement as to a particular matter, there is in fact no such plan, intention, understanding or agreement. We also have assumed that all such written representations will be true as of the Effective Time.
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         In rendering our opinion, we have considered the applicable provisions of the Code, the Treasury Regulations, pertinent judicial authorities, interpretive rulings of the Internal Revenue Service and such other authorities as we have considered relevant.

         Based upon and subject to the foregoing, we are of the opinion that (i) the Merger will constitute a tax-free reorganization under Section 368(a) of the Code; (ii) FNB, Sub and Black Diamond will each be a party to the reorganization within the meaning of Section 368(b) of the Code; and (iii) the summary of "Material Federal Income Tax Considerations" set forth in the Registration Statement filed by FNB with the Securities and Exchange Commission is accurate, subject to the assumptions, conditions and limitations set forth therein.

         Our opinion expressed in this letter is based on current law and upon facts and assumptions as of the date of this letter. Our opinion is subject to change in the event of a change in the applicable law, a change in the interpretation of the applicable law by the courts or by the Internal Revenue Service or a change in any of the facts or assumptions upon which the opinion is based. There is no assurance that legislative, regulatory, administrative or judicial developments may not be forthcoming which would significantly modify the statements or opinion expressed in this letter. Any such developments may or may not be retroactive. This opinion represents our best legal judgment but has no binding effect or official status of any kind. As a result, no assurance can be given that the opinion expressed in this letter will be sustained by a court if contested. No ruling will be obtained from the Internal Revenue Service with respect to the Merger.

         Except as set forth above, we express no opinion as to the tax consequences to any party, whether Federal, state, local or foreign, of the Merger or of any transactions related to the Merger or contemplated by the Merger Agreement. This opinion is being furnished only to you in connection with the Merger and solely for your benefit in connection therewith and may not be used or relied upon for any other purpose and may not be circulated, quoted or otherwise referred to for any other purpose without our express written consent. We hereby acknowledge and consent to FNB's filing of this opinion as an exhibit to the Registration Statement with the Securities and Exchange Commission. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

                                       Very truly yours,